Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Natural Gas Services Group, Inc.
Midland, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. (333-261091) and Form S-8 (No. 333-232269, 333-212411, 333-160063, 333-147311, 333-110954 and 333-266100) of Natural Gas Services Group, Inc. (the Company), of our our report dated March 31, 2023, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2021 (which report expresses an unqualified opinion), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Moss Adams LLP

Dallas, Texas
March 31, 2023